SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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GRAYMARK HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING
ANNUAL MEETING OF SHAREHOLDERS
SHAREHOLDERS ENTITLED TO VOTE
PROPOSAL ONE — ELECTION OF DIRECTORS
OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE OFFICERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
EXPENSES AND SOLICITATION
HOUSEHOLDING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION

Dear Shareholder:
     You are cordially invited to attend the 2010 Annual Meeting of Shareholders (“Annual Meeting”) of Graymark Healthcare, Inc., which will be held in the Conference Room located at One Leadership Square, North Tower, 211 North Robinson, Suite 255, Oklahoma City, Oklahoma 73102 on May 19, 2010 at 4:00 p.m., central daylight time. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed.
     A number of important matters will be considered at the Annual Meeting, including the election of directors. The Board of Directors of Graymark Healthcare, Inc. urges your careful consideration of these and the other matters to be presented at the Annual Meeting.
     We invite all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.
Sincerely,

Stanton Nelson
Chief Executive Officer and
Chairman of the Board of Directors
Oklahoma City, Oklahoma
April 16, 2010
Graymark Healthcare, Inc. • SDC Holdings, LLC • ApothecaryRx, LLC
101 N. Robinson, Ste. 920, Oklahoma City, Oklahoma 73102
405-601-5300 p • 405-601-4450 f • www.graymarkhealthcare.com

GRAYMARK HEALTHCARE, INC.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300
NOTICE OF ANNUAL MEETING
To be held on May 19, 2010
TO THE SHAREHOLDERS:
          Graymark Healthcare, Inc., will hold its annual meeting of shareholders (the “Annual Meeting”) in the Conference Room located at One Leadership Square, North Tower, 211 North Robinson, Suite 255, Oklahoma City, Oklahoma 73102, commencing at 4:00 p.m., local time on May 19, 2010 to vote on:
1.	The election of five directors, each to hold office until the 2011 annual meeting of shareholders and until her or his successor is duly elected and qualified;

2.	The ratification of Eide Bailly LLP as the independent registered public accounting firm for 2010; and

3.	Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.
     Graymark Healthcare shareholders at the close of business on April 14, 2010, are receiving notice and may vote at the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal.
     Your Board of Directors unanimously recommends that you vote FOR approval of the matters being voted upon.
     Your attendance or Proxy is important to assure a quorum at the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete and return the enclosed Proxy, using the envelope provided, which requires no postage if mailed from within the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to Graymark Healthcare shareholders, their proxies and invited guests. All Shareholders are cordially invited to attend the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS:

Mark R. Kidd, Secretary
Oklahoma City, Oklahoma
April 16, 2010

GRAYMARK HEALTHCARE, Inc.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5300
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2010
SOLICITATION AND REVOCATION OF PROXIES
     This Proxy Statement is furnished to the shareholders of Graymark Healthcare, Inc. (“Graymark”, “Graymark Healthcare” or the “Company”) in connection with an Annual Meeting of the holders of Graymark Healthcare common stock to be held in the Conference Room located at One Leadership Square, North Tower, 211 North Robinson, Suite 255, Oklahoma City, Oklahoma 73102, at 4:00 p.m., local time, on May 19, 2010 and any adjournment or postponement of the Annual Meeting. Proxies in the form included with this Proxy Statement are solicited by the Board of Directors of Graymark Healthcare. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first sent or given on or about April 16, 2010, to Graymark Healthcare’s shareholders of record on April 14, 2010.
     If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR:
•	the election of five directors, each to hold office until the 2011 annual meeting of shareholders and until his successor is duly elected and qualified; and

•	ratification of Eide Bailly, LLP as the independent registered public accounting firm for 2010.
In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke the Proxy by:
•	giving written notice of revocation to our Secretary at any time before your Proxy is voted,

•	executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting, or

•	attending the Annual Meeting and voting in person.
     Except where otherwise provided by statute or by our organizational documents, the representation, in person or by proxy, of at least one third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.
     Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Accordingly, (i) abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting, (ii) abstentions are treated as votes not cast but as shares represented at the Annual Meeting for purposes of determining results on actions requiring a majority vote (broker non-voted are treated as votes neither cast nor represented for purposes of such actions), and (iii) neither abstentions nor broker non-votes are counted in determining results of plurality votes.

     Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The five nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote for such nominee in accordance with the proxy instructions will not be counted toward such nominee’s achievement of plurality.
     Other Matters. Except for the ratification of Eide Bailly LLP as our independent registered public accounting firm, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.
Methods of Voting
     You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.
     Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.
     Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
     Voting over the Internet. You may be eligible to vote over the internet. If your proxy card includes instructions on voting over the internet, please follow those instructions. If you vote over the internet, you do not need to complete and mail your proxy card.
     Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote your beneficially owned shares.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2010.
     The proxy statement and annual report to Shareholders are available at www.edocumentview.com/GRMH.
SHAREHOLDERS ENTITLED TO VOTE
     The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on April 14, 2010 (the “Record Date”), of 28,957,514 shares of common stock then outstanding. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers, directors and nominee directors own of record, or are deemed to beneficially own, or manage and control the voting a total of 6,903,699 shares or 23.8% of our issued and outstanding common stock, all of which we anticipate will be voted in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

PROPOSAL ONE — ELECTION OF DIRECTORS
     Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board. The number of directors is currently fixed at five. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders.
     There are five nominees for director, all of whom are current directors of Graymark. Each candidate has been re-nominated by the Nominating and Corporate Governance Committee for election.

	Year Nominee First
Nominee’s Name	Became A Director	Position(s) with the Company
Stanton Nelson	2003	Chief Executive Officer, Chairman of the Board
Joseph Harroz, Jr.	2007	President, Director
S. Edward Dakil, M.D.	2008	Director
Steven L. List	2009	Director
Scott R Mueller	2008	Director
Nominees
     Our Board of Directors has nominated each of Stanton Nelson, Joseph Harroz, Jr., S. Edward Dakil, M.D., Scott R. Mueller and Steven L. List (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2011 or until his successor is elected and qualified or until his earlier death, resignation or removal. For information about each Nominee, see “Directors.” There are no family relationships between our directors and executive officers.
     The persons named as proxies in the accompanying Proxy, who have been designated by our Board, intend to vote, unless otherwise instructed in the Proxy, for the election of Dr. Dakil and Messrs. List and Mueller are considered independent directors. Messrs. Nelson and Harroz are not considered independent because each currently services as one of our executive officers. Should any Nominee become unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.
     Our Board of Directors recommends a vote “FOR” the election of Stanton Nelson, Joseph Harroz, Jr., S. Edward Dakil, M.D., Steven L. List and Scott R. Mueller to our Board. Your proxy will be voted accordingly unless you specify a contrary choice.
OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS
     Our executive officers are appointed on an annual basis by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Graymark. The directors, nominees and executive officers of Graymark are as follows:

Name	Age	Position with the Company
Stanton Nelson	39	Chief Executive Officer and Chairman of the Board

Grant A. Christianson	40	Chief Financial Officer, Chief Accounting Officer and Treasurer

Joseph Harroz, Jr	43	President and Director

Lewis P. Zeidner	54	Chief Operating Officer

S. Edward Dakil, M.D.(1)(2)(3)	54	Director

Steven L. List.(1)(2)(3)	42	Director

Scott Mueller (1)(2)(3)	39	Director

(1)	Serves on our Compensation Committee.

(2)	Serves on our Audit Committee.

(3)	Serves on our Nominating and Governance Committee.
Biographical Information
     The following is a brief description of the business experience of our executive officers and directors:
     Stanton Nelson was named as our Chief Executive Officer during January 2008 and has served as one of our directors since August 2003 and our Chairman of the Board since July 2008. In addition to his position with Graymark, Mr. Nelson currently serves and since September 2001 has served as Executive Vice President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration, retail and commercial real estate and banking. R.T. Oliver Investments is controlled by Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves on the board of directors of Valliance Bank as its Vice Chairman. Previously, from July 1996 to January 2000 Mr. Nelson was the Chief Executive Officer of Monroe-Stephens Broadcasting, a privately-held company that owned and operated radio stations in Southwest Oklahoma and Dallas, Texas. Mr. Nelson began his career as a staff member for United State Senator David Boren. Mr. Nelson has a Bachelor of Business Administration in business management from the University of Oklahoma. Mr. Nelson’s qualifications to serve on our Board of Directors includes his service as our Chief Executive Officer, his prior experience as a chief executive officer and his experience in commercial enterprises in diverse industries.
     Grant A. Christianson was named as our Chief Financial Officer on April 30, 2009 and our Chief Accounting Officer and Treasurer in March 2010. Mr. Christianson has served as Vice President for Finance and Accounting of ApothecaryRx, LLC since August 2006. Prior to becoming Vice President for Finance and Accounting of ApothecaryRx, Mr. Christianson was a principal in a financial operations consulting firm that he founded in 2005. Previously he held financial management positions within Novartis Medical Nutrition and McKesson Medication Management. Mr. Christianson is a member of the American Institute of Certified Public Accountants, and he received a Bachelor of Accountancy from the University of North Dakota.
     Joseph Harroz, Jr. has been our President since July 2008 and has served as one of our directors since December 2007. Previously, Mr. Harroz served as our Chief Operating Officer from July 2008 to September 2009. Mr. Harroz served as Vice President and General Counsel of the Board of Regents, University of Oklahoma from 1996 until July 2009. Mr. Harroz currently serves, and since 1997 has been an Adjunct Professor, University of Oklahoma Law School. He has served as the Managing Member of Harroz Investments, LLC (commercial enterprise) since 1998. He is also a member and Chairman of the Board of Trustees of Waddell and Reed Ivy Funds (28 funds) and a Trustee of Waddell and Reed Advisors Funds (40 funds), both open-ended mutual fund complexes managed by Waddell and Reed; a Consultant for MTV Associates (2004 to 2005); and serves as a Director of Valliance Bank (beginning in 2004), Mewbourne Family Support Organization (2000 to 2008), Norman Economic Development Coalition (2004 to 2008) and Oklahoma Foundation for Excellence (beginning in 2008). On March 25,

2010, Mr. Harroz announced his resignation as President of Graymark Healthcare effective June 30, 2010. Mr. Harroz will become the Dean of the Law School of the University of Oklahoma effective July 1, 2010. Mr. Harroz will remain a director of Graymark Healthcare. Mr. Harroz’ qualifications to serve on our Board of Directors include his experience as our President as well as a general counsel and a director of various companies. He is able to provide a depth of knowledge as to best practices in corporate governance as well as provide advice on transactional matters.
     Lewis P. Zeidner has served as our Chief Operating Officer since September 30, 2009, the President and Chief Executive Officer of SDC Holdings, LLC since September 30, 2009, and has served as the President and Chief Executive Officer of ApothecaryRx, LLC since its founding in 2006. In 2003, he co-founded PrairieStone Pharmacy, LLC, a retail pharmacy chain that built and operated small footprint, highly automated pharmacies in grocery stores. In 1996, Mr. Zeidner co-founded MedManagement, LLC a company that outsourced hospital and health system pharmacies. He was President of MedManagement from 1999 until 2003. Prior to 1999, Mr. Zeidner held various executive positions within healthcare companies including Baxter Healthcare and the Greenville Hospital System. Mr. Zeidner has a Bachelor of Arts from Franklin and Marshall College and a Master of Science from the University of Connecticut.
     S. Edward Dakil, M.D. has served as one of our directors since January 2008. Dr. Dakil is a practicing physician and in 1987 began his employment with Norman Urology Associates, P.C. Commencing in 1990 he began serving as a clinical instructor for the Department of Urology of the University of Oklahoma Health Science Center and in 1998 became a member of the Board of Directors of the Oklahoma Lithotripsy Center. Dr. Dakil was graduated from the University of Oklahoma, first with a Bachelor of Science (Chemistry) in 1987 and a Doctorate of Medicine in 1982 and is a member of various medical associations, including American Urologic Association and American Association of Clinical Urologists. Mr. Dakil’s qualifications to serve on our Board of Directors include his experience in health care as a practicing physician and on other boards of directors. His health care experience is relevant to us in gaining a better understanding of relationships with our physicians as well as referring and prescribing physicians.
     Steven L. List has served as one of our directors since December 2009. Mr. List is currently an independent consultant who provides financial advisory and transaction services to companies. Previously, Mr. List was Senior Vice President and Chief Financial Officer of Mattress Giant Corporation from February 2002 to June 2008 and served as a Managing Director of Crossroads, LLC from December 1998 to January 2002. From May 1995 to November 1998, he served as Senior Manager, Corporate Restructuring at KPMG, LLP. Mr. List earned his BBA in accounting from the University of Oklahoma and is a certified public accountant and certified insolvency and restructuring advisor. Mr. List’s qualifications to serve on our Board of Directors include his experience as a chief financial officer of a retail company which is relevant to our pharmacy business as well as to provide us advice in financial and transactional matters.
     Scott Mueller has served as one of our directors since July 2008. Mr. Mueller is currently a partner at the private equity firm of Hall Capital Partners. Prior to joining Hall Capital Partners in July 2009, he was a partner at TLW Investments from June 2008 to July 2009. He was employed at Goldman Sachs from 1999 through May 2008, most recently as a vice president in the Private Wealth Management group from 2002 through 2008. Mr. Mueller earned a Masters of Business Administration from the University of Texas in 1999 and graduated from the Honors College at Michigan State University in 1992 with a Bachelor of Arts in General Administration–Pre Law. Mr. Mueller also serves on the board of ProspX, Inc. Mr. Mueller’s qualifications to serve on our Board of Directors include his experience in private equity and financial matters which provide us advice in operational, financial and transactional matters.
Information Concerning the Board of Directors
     Our Board of Directors currently consists of five members, three of whom qualify as independent within the meaning of the listing standards of The NASDAQ Stock Market, Inc. The Board determined that each member of the Board namely, S. Edward Dakil, M.D., Steven L. List and Scott R. Mueller, qualify as independent directors. Messrs. Nelson and Harroz do not qualify because each also serves as one of our executive officers. William

Ransome Oliver served as a director until December 2009. During 2009, the Board determined that Mr. Oliver was independent within the meaning of the listing standards of The NASDAQ Stock Market, Inc.
     Each nominee director currently serves as a member of our Board of Directors. During 2009, our Board of Directors held five meetings. Each of the Nominees attended at least 75% of the Board meetings and the meetings of the committees on which he served. The Board met in executive session, without members of management, five times.
Policy Governing Director Attendance at Annual Meetings of Shareholders
     In April 2010, the Board adopted a policy that all directors and all nominees for election as directors attend the Company’s annual meeting of shareholders in person. For the 2009 annual meeting of stockholders, no directors attended the meeting.
Board Committees
     Our Board maintains three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The Compensation Committee and Audit Committee were established in January 2008 and the Corporate Governance Committee was established in April 2008. The Executive Committee was disbanded in 2009. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances.
     All committees report on their activities to our Board and serve at the pleasure of our Board. Each Committee has a written charter, approved by the Board, which describes the Committee’s general authority and responsibilities. Each Committee will undertake an annual review of its charter, and will work with the Board to make such revisions as are considered appropriate.
     Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.
Audit Committee
     The Audit Committee is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are all “independent directors” as defined in Rule 5605 of the NASDAQ Stock Market, Inc. marketplace rules (the “NASDAQ rules”), and one member, Scott R. Mueller, serves as the Audit Committee’s financial expert. The Audit Committee is comprised of S. Edward Dakil, M.D., Steven L. List and Scott R. Mueller. During 2009, the Audit Committee met five times.
     The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.graymarkhealthcare.com under “Investor Relations-Governance-Committees.”
Compensation Committee
     The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. A discussion of the Compensation Committee interlocks and insider participation is provided below under the section heading “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee is comprised of S. Edward Dakil, M.D., Steven L. List and Scott R. Mueller. During 2009, the Compensation Committee met three times.
     The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.graymarkhealthcare.com under “Investor Relations-Governance-Committees.”
     The purpose of the committee shall be to carry out the Board’s overall responsibility relating to executive officer compensation. In furtherance of this purpose, the Compensation Committee shall have the following authority and responsibilities:
•	To evaluate candidates for executive positions, including the chief executive officer, and to oversee the development of executive succession plans.

•	To review and approve the corporate goals and objectives with respect to compensation for the Chief Executive Officer. The Committee shall evaluate at least once a year, the Chief Executive Officer’s performance in light of these established goals and objectives and based upon these evaluations shall set the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation.

•	To review and approve on an annual basis the evaluation process and compensation structure for the Company’s executive officers. The committee shall approve the annual compensation, including salary, bonus, incentive and equity compensation, for the company’s executive officers. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers.

•	To review the Company’s incentive compensation plans (including equity and stock option plans) and recommend changes to such plans to the Board as needed. The Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans.

•	To maintain regular contact with the leadership of the Company in order to continually assess and assist with the making of progress towards the Company’s goals and objectives.

•	To prepare and publish an annual executive compensation report in the Company’s proxy statement as required by federal securities laws.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee (a) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (b) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board. The Nominating and Corporate Governance Committee is comprised of S. Edward Dakil, M.D., Steven L. List and Scott R. Mueller. During 2009, the Nominating and Corporate Governance Committee met one time.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.graymarkhealthcare.com under “Investor Relations-Governance-Committees.”
     The responsibilities of the Nominating and Corporate Governance Committee include:
•	Formulating, recommending to the Board and overseeing the implementation and administration of the Company’s corporate governance structure and framework.

•	Monitoring and reviewing any issues regarding the “independence” of the directors or involving potential conflicts of interest, and evaluating any change of status of directors and making recommendations regarding the propriety of continued service.

•	Reviewing the Company’s Code of Conduct at least annually and recommending changes, as necessary, to the Board.

•	Reviewing and reporting additional corporate governance matters as necessary or appropriate or as directed by the Chairman of the Board.

•	Leading the search for, screening, evaluating and recommending to the Board qualified candidates or nominees for election or appointment as directors.

•	Recommending Board committee assignments and committee chairs for consideration by the Board.

•	Recommending the number of members that shall serve on the Board.

•	Periodically administering and reviewing with the Board an evaluation of the processes and performance of the Board in order to identify areas of concern or potential issues relating to Board and committee processes, performance and effectiveness and to assess and evaluate the overall effectiveness of individual directors.

Board Leadership Structure and Role in Risk Oversight
     Our Chief Executive Officer also serves as the Chairman of our Board of Directors. The Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. our independent directors bring experience, oversight and expertise from outside the company and industry, while our Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined rile of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board which are essential to effective governance.
     One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director, is in the best interest of the shareholders because it provides the appropriate balance between strategy development and independent oversight of management.
     Scott R. Mueller currently serves as our lead independent director. The lead independent director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on board meeting agendas and acting as a liaison between management and the non-management directors.
     The Board, as a whole and at the committee level, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the our credit, liquidity, operations and regulatory matters, as well as the risks associated with each. Each committee regularly reports to the entire Board, including on the risks reviewed by such committee.
Code of Business Conduct and Ethics
     In August 2009, we adopted a revised code of business conduct and ethics that applies to all of our employees, officers and directors, and includes additional standards of conduct for our principal executive, financial and accounting officers and all persons responsible for financial reporting. See “Certain Relationships and Related Party Transactions.” Our code of business conduct and ethics is available on our website at www.graymarkhealthcare.com under “Company Vision”. Information on, or accessible through, our website is not part of this filing. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Policies Governing Director Nominations
Director Qualifications
     The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors. Directors must be highly-qualified and must possess the highest standards of personal and professional ethics and integrity, practical wisdom and mature judgment and who are committed to staunchly representing the interests of the stockholders. The Nominating and Corporate Governance Committee also believes that the Board should be comprised of a diverse group of individuals with significant leadership accomplishments in international business, government, education or not-for-profit activities; who have been associated with institutions noted for excellence; and who have broad experience and the ability to exercise sound business judgment. In addition, although there is no specific policy on considering diversity, the Board and the Nominating and Corporate Governance Committee believe membership should reflect represent diverse viewpoints.
     These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Process for Identifying and Evaluating Director Nominees
     The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.
     Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.
Procedure for Recommendation of Director Nominees by Shareholders
     The Nominating and Corporate Governance Committee does not currently have a policy with regard to the consideration of director candidates recommended by shareholders. The Board is a smaller reporting company and has focused on recruiting high-quality candidates for director. The Board believes that given the Company’s stage of development, it is appropriate for the Board to not have a policy on consideration of director candidates recommended by shareholders.
Policies Governing Security Holder Communications with the Board of Directors
     The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:
     For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairperson of the Board via the method listed below:
          By U.S. Mail (including courier or expedited delivery service):
Graymark Healthcare, Inc.
210 Park Avenue, Ste. 1350
Oklahoma City, Oklahoma 73102
Attn: Chairman of the Board of Directors
     For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via the method listed below:
          By U.S. Mail (including courier or expedited delivery service):
Graymark Healthcare, Inc.
210 Park Avenue, Ste. 1350
Oklahoma City, Oklahoma 73102
Attn: [Name of Individual Director]
     The Company will forward any such security holder communication to the Chairman of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director and the Chairman of the Board for such purposes or by secure electronic transmission
Report of the Audit Committee
     The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.

     In the performance of its functions, our Audit Committee
•	reviewed and discussed the audited consolidated financial statements for 2009 with our management,

•	received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm’s independence, and

•	recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2009 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Our review with the independent registered public accounting firm included a discussion of the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and other matters as are to be discussed with the Audit Committee under Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also discussed with the independent registered public accounting firm our (including our management) and their independence, including disclosures received by the Audit Committee in accordance with the requirements of the Public Company Accounting Oversight Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2010.
     In reliance on the review and discussions referred above, the Audit Committee recommended to and our board of directors approved, filing of the audited financial statements for the year ended December 31, 2009, with the United States Securities and Exchange Commission. The Audit Committee selected Eide Bailly LLP as our registered independent public accounting firm for 2009.
     The audit report of Murrell, Hall, McIntosh & Co., PLLP on our 2007 consolidated financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified, as to uncertainty, audit scope, or accounting principles.
Our Audit Committee Members:
Steven L. List
Scott R. Muller
S. Edward Dakil, M.D.
The report of the Audit Committee shall not be deemed to be “soliciting material,” shall not be deemed filed with the SEC, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Compensation Committee
     The primary goals of our Compensation Committee in setting 2009 executive officer compensation were
•	to provide a competitive compensation package that enabled us to attract and retain key executives, and

•	to align the interests of our executive officers with those of our shareholders and also with our operating performance.
Overview of Executive Officer Compensation
     We have not engaged an independent consultant to compare the primary elements of our executive compensation against a peer group of comparable companies. Furthermore, we have not found a direct peer in the sleep order diagnostic and treatment industry with publicly-available information. However, we have utilized a weighted composite of base pay, incentive compensation and stock and options awards to create a focal point of total cash compensation that consisted of base pay and incentive cash compensation. In the future, our Compensation Committee may consider obtaining a study of companies within our current operating industries that are similar in size, revenues and earnings to our current profile to assist in establishing executive officer compensation levels and composition.
     We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Prior to 2008, the only non-cash incentive awards were annual grants of stock options exercisable for the purchase of our common stock shares at or above the closing sale price of our stock on the date of grant. In 2008, we adopted our 2008 Long-Term Incentive Plan that received shareholder approval in December 2008. We are developing incentive compensation plans that will provide us with a policy to make cash and non-cash awards as a result of either our performance or that of our executive officers and other employees or a combination of both, depending on the type of award, compared to the established goals.
     We believe in engaging the best available talent in critical managerial functions and this may result in our having to negotiate individually with executives who have retention packages in place with other employers or who have specific compensation requirements. Accordingly, our Compensation Committee may determine that it is in our and our shareholders’ best interests that we negotiate a compensation package with an individual that deviates from our standard compensation practices. Similarly, our Compensation Committee may authorize compensation arrangements outside of the normal annual review cycle in order to address a retention issue.
     In 2009, Stanton Nelson, who served as our Chief Executive Officer participated in discussions with the Compensation Committee on executive compensation other than his executive officer compensation. We expect that Mr. Nelson will participate in discussions with other members of our executive management team in the drafting of our compensation plans and policies, including earnings targets and operating results. To the extent that members of management participate in executive compensation discussions with our Compensation Committee, they do so only on an advisory basis, and final determination of executive compensation matters is made by the Committee.
     We currently do not have any ownership guidelines requiring our executives to hold a minimum ownership interest in our common stock shares. We believe that our 2008 Long-Term Incentive Plan provides compensation in a manner that aligns our executives’ interests with those of our shareholders in our growth and creation of shareholder value. This plan is discussed below.
Elements of Executive Compensation
     Compensation of our executive officers in 2009 was comprised primarily of
•	base salaries,

•	awards under our equity compensation plans (stock awards and stock options), and

•	perquisites and other employee benefits.
In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, and the compensation paid to executives of our competitors.
     The incentive portions of an executive’s compensation (stock awards and stock option awards) are intended to achieve the Committee’s goal of aligning any executive’s interests with those of our shareholders and with our operating performance. The stock awards and stock option awards or grants place the recipient executive officers or other employee at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near- and long-term) to benefit our shareholders through increased value in the event favorable operating results are achieved. As a further condition, the executive officer is required to remain in our employ in order to become fully vested or obtain full unrestricted ownership of the awarded common stock shares. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.

Executive Base Salaries. We provide a base salary for our executives to compensate them for their services during the fiscal year. Other than as established pursuant to negotiated long-term employment agreements, because we have a limited number of employees, we have not formulated a policy setting base salary ranges by position or responsibility. In determining the base salary for each employee, the Compensation Committee considers:
•	the performance of the executive;

•	our operating performance and results; and

•	internal factors including previously agreed upon contractual commitments, the executive’s compensation relative to other officers, and changes in job responsibility.
          We currently have employment agreements Stanton Nelson, Joseph Harroz, Jr., Grant Christianson and Lewis P. Zeidner.
Incentive Compensation (Bonuses). We have not adopted a formal incentive compensation plan for our executives. Accordingly, we do not have current policies regarding:
•	the use of discretion in making awards, the interplay between the achievement of corporate goals and individual goals,

•	how compensation or amounts realizable from prior compensation are considered in setting other elements of compensation,

•	the adjustment or recovery of awards or payments if the relevant company performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, or

•	similar matters related to incentive compensation.
Instead our Compensation Committee has considered the overall goals of our compensation program in designing our current executive incentive compensation plan.
     In 2009, the Compensation Committee did not grant bonuses to our executive officers.
     For 2010, the Compensation Committee granted bonus awards to Mr. Nelson and Mr. Harroz of up to $300,000 and $140,000, respectively, payable upon successful completion by the Company of a Significant Transaction. The bonus award must be paid, if at all, on or before December 31, 2010. For purposes of this award, a Significant Transaction shall mean a transaction deemed significant by the Board of Directors and including a financing transaction, whether equity or debt, or a merger and acquisition event. Mr. Nelson and Mr. Harroz need not be employees at the time the bonus is paid.
Long-Term Equity Compensation Plan Awards and Grants. A stock option grant with respect to 2009 performance was made to Lewis Zeidner, our Chief Operating Officer under our 2008 Long-Term Incentive Plan. Stanton Nelson, Joseph Harroz, Jr. and Grant Christianson were granted stock awards under our 2008 Long-Term Incentive Plan. Effectively, stock options awards to our executive officers and other employees will not provide any value to the recipient until the market price of our common stock exceeds the exercise price of the options. Stock awards have value on the date of grant (if granted without vesting restrictions) or on the date that they are no longer subject to forfeiture. The value of the stock awards is related to the price of our common stock. These stock options and restricted stock awards are accordingly tied to the stock price appreciation of our common stock, rewarding the executives and our other employees as if they share in the ownership of our common stock similar to that of our shareholders. The number of shares subject to options and number of restricted shares granted to each executive officer was determined based upon the expected value of our common stock and our historical practice of granting stock options to our executive officers and directors. Stock option grants and awards and restrictive stock awards are intended to:
•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives and other employees; and

•	maintain competitive levels of executive and non-executive compensation.
Other Benefits. Our executive officers receive other perquisites and benefits consistent with our goals of providing an overall compensation plan that is competitive in order to attract and retain key executives. The Compensation Committee believes that these perquisites and benefits are reasonable and periodically reviews our compensation policies. These perquisites and benefits include health insurance, life insurance, and other benefits available to all of our employees without discrimination.
     We currently do not have a retirement plan, a savings plan, a deferred compensation plan, or any other benefit plan available to our executives, other than our 401(k) retirement plan that is generally available to our employees.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.
     Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2009, we believe that each person who, at any time during 2009, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2009.
EXECUTIVE OFFICERS
Executive Compensation
     Our board of directors has established a formal compensation committee which reviews and establishes the compensation of our executive officers, as well as our directors. The following table sets forth the total compensation of our Chief Executive Officers and Chief Financial Officers and our other executive officers who received compensation in excess of $100,000 during the three years ending in 2009.
Summary Compensation Table — 2009

						All Other
				Stock	Option	Compen-
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	sation(3)	Total
Stanton Nelson	2009	$—	$—	$244,000	$—	$—	$244,000
Chief Executive Officer	2008	$—	$169,362	$—	$26,337	$130,726	$326,425
	2007	$—	$—	$—	$—	$—	$—
Grant A. Christianson(4)	2009	$145,000	$—	$329,400	$—	$—	$474,400
Chief Financial Officer	2008	$130,000	$19,372	$—	$—	$—	$149,372
	2007	$114,615	$16,372	$—	$—	$—	$130,987
Joseph Harroz, Jr.	2009	$250,000	$—	$510,000	$—	$—	$760,000
President	2008	$114,583	$84,681	$160,000	$26,337	$58,637	$444,238
	2007	$—	$—	$—	$—	$—	$—
Lewis P. Zeidner	2009	$207,692	$—	$—	$89,123	$—	$296,815
Chief Operating Officer	2008	$190,000	$—	$—	$—	$—	$190,000
	2007	$187,692	$—	$—	$—	$—	$187,692

(1)	The value of Stock Awards is the grant date fair value multiplied by the number of shares awarded. For financial reporting purposes, the fair value of the Stock Awards is expensed over the requisite vesting period for the award. The assumptions the Company used for calculating the grant date fair values are set forth in note 12 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2009.

(2)	The value of Option Awards is the grant date fair value. For financial reporting purposes, the fair value of the Option Awards is expensed over the requisite vesting period for the award. The assumptions the Company used for calculating the grant date fair values are set forth in note 12 to the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2009.

(3)	On December 30, 2008, a majority of the independent directors of our Compensation Committee approved compensation bonuses to Messrs. Nelson, Simpson and Harroz. These bonuses were “grossed-up” for the payment of taxes. The amount of the bonuses that represent the “gross-up” is included as “other compensation.”

(4)	Mr. Christianson was appointed as our Chief Financial Officer on April 30, 2009.
Aggregate Option and Restrictive Stock Grants and Exercises in 2009 and Year-End Values
     On October 13, 2009, we granted stock options to our Chief Operating Officer, Lewis Zeidner in the amount of 100,000 shares. One-third of Mr. Zeidner’s option grant vests on the grant date and on each of the first two anniversaries thereof. The options had a grant date fair value of $89,123.
     On October 12, 2009, we granted restrictive stock grant awards to our Chief Executive Officer, Stanton Nelson, and our Chief Financial Officer, Grant Christianson, in the amount of 100,000 shares and 135,000 shares respectively. The stock grant awards were valued at $2.44 per share which was the closing sale price of our common stock on Nasdaq on the grant date of the stock awards. Mr. Nelson’s award vested immediately. Mr. Christianson’s award vests over four years with 15,000 shares vesting immediately, 30,000 shares vesting August 1, 2010, 45,000 shares vesting August 1, 2011, 30,000 shares vesting August 1, 2012 and 15,000 shares vesting August 1, 2013.
     On January 8, 2009, we granted restrictive stock grant awards to our President and former Chief Operating Officer, Joseph Harroz, Jr. in the amount of 300,000 shares. The stock grant award was valued at $1.70 per share, which was the closing sale price of our common stock on Nasdaq on the grant date of the stock grant award. The stock grant award vests over a four year period with 17% of the shares vesting July 23, 2009, 33% of the shares vesting July 23, 2010 and July 23, 2011 and 17% of the shares vesting July 23, 2012.
     Outstanding Equity Awards. The following table sets forth information related to the number of stock options and stock grants that have not vested held by the named executive officer at December 31, 2009. During 2009, no options to purchase our common stock were exercised by the named executive officers.

	Outstanding Equity Awards at December 31, 2009
	Option Awards
	Number of					Shares of Stock That
	Common Stock			Option	Option	Have Not Vested
	Underlying Options			Exercise	Expiration			Market
Name	Exercisable	Unexercisable		Price(1)	Date	Number		Value
Stanton Nelson	15,000	—		$3.75	4/23/2013	—		—
	4,000	—		$3.75	9/30/2011	—		—
Grant A. Christianson	—	—		—	—	120,000	(2)	$210,000
Joseph Harroz, Jr.	15,000	—		$3.75	4/23/2013	250,000	(3)	$437,500
						50,000	(4)	$87,500
Lewis P. Zeidner	33,3334	66,667	(5)	$2.30	9/30/2014	—		—

(1)	The closing sale price of our common stock as reported on The Nasdaq Stock Market on December 31, 2009 was $1.75.

(2)	15,000 shares vested on October 12, 2009. 30,000, 45,000, 30,000 and 15,000 are scheduled to vest on August 1, 2010, 2011, 2012 and 2013, respectively.

(3)	50,000 shares vested on July 23, 2009. 100,000, 100,000 and 50,000 shares are scheduled to vest on July 23, 2010, 2011 and 2012, respectively. On March 25, 2010, in connection with Mr. Harroz resignation, the Board accelerated vesting on 75,000 shares which were scheduled to vest on July 23, 2010 with the remaining 175,000 shares being immediately forfeited.

(4)	50,000 shares vested on July 23, 2009 and 50,000 shares were scheduled to vest on July 23, 2010. On March 25, 2010, in connection with Mr. Harroz resignation, the Board accelerated vesting on 37,500 shares which were scheduled to vest on July 23, 2010 with the remaining 12,500 of the shares being immediately forfeited.

(5)	33,333 shares vested on October 13, 2009 and 33,333 and 33,334 shares are scheduled to vest on October 1, 2010 and 2011, respectively.
Employment Arrangements
     We have a three-year employment agreement with each of Grant Christianson, Joseph Harroz, Jr., Stanton Nelson and Lewis P. Zeidner (each an “executive officer”). Each of the agreements is automatically extended for additional three year periods, unless earlier terminated in accordance with its terms or we notify the executive officer within 120 days of termination date that the term will not be extended. On March 25, 2010, Mr. Harroz announced his resignation from Graymark effective June 30, 2010. The Board of Directors amended his agreement to provide for his service through June 30, 2010. The material terms of the employment agreements are summarized below:
     Executive Officer Position. In accordance with the terms of the employment agreements, the employment of each of Messrs. Christianson, Harroz, Nelson and Zeidner is full time requiring best efforts and due diligence, and may be terminated with or without cause. Mr. Christianson is to serve as our Chief Financial Officer. Mr. Harroz is to serve as our (and SDC Holdings, LLC’s) President and Chief Operating Officer, provided that effective September 30, 2009, Mr. Harroz only serves as our President. Effective April 1, 2010, Mr. Harroz is working on a half-time basis. Mr. Stanton is to serve as either or both of our Chief Executive Officer and Chairman of the Board of Directors. Mr. Zeidner is to serve as Chief Executive Officer of ApothecaryRx, LLC, and effective September 30, 2009, Mr. Zeidner was appointed as our Chief Operating Officer and the President and Chief Executive Officer of SDC Holdings, LLC. Except to a limited extent and as expressly permitted by ApothecaryRx, SDC Holdings or our Board of Directors, each of Messrs. Nelson and Zeidner is prohibited from serving as an officer or director of a publicly-held company, own an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to ours, ApothecaryRx, LLC or SDC Holdings, LLC as may be applicable.
     Compensation. Each of Messrs. Christianson, Nelson and Zeidner is to receive an annual base salary $160,000, $1 and $235,000, respectively, as well as any bonus compensation as determined in our discretion. Mr. Harroz is entitled to an annual base salary of $250,000 through March 31, 2010 and $125,000 thereafter. Each is entitled:
•	to participate in the employee benefit plans and programs maintained and provided to our executive officers and employees;

•	to reimbursement of reasonable and ordinary expenses incurred on our behalf based upon substantiated documentation of the expenditure; and

•	to four weeks of fully paid calendar-year vacation.
     Further, Mr. Nelson is entitled to receive 100,000 shares of fully vested common stock annually pursuant to our 2008 Long-Term Incentive Plan. Mr. Harroz is entitled to receive 150,000 shares of restricted stock annually in 2009 and 2010. Mr. Zeidner is entitled to receive five-year stock option awards on October 1, 2010 and 2011 exercisable for the purchase of 75,000 common stock shares, subject to his continuous employment with us or any of our subsidiaries. Also, in the event ApothecaryRx achieves 90% of the budgeted net income during the 12-month period ending September 2010 and 2011, Mr. Zeidner will be entitled to a stock option award exercisable for the purchase of 25,000 common stock shares. Each stock option award was or will be made pursuant to our 2008

Long-Term Incentive Plan. In the event ApothecaryRx is sold or otherwise divested by us at any time prior to September 2011, the stock options that may then be awarded to Mr. Zeidner based upon achievement of the 12-month budgeted net income during the following 12-month period or periods will be awarded to Mr. Zeidner. Under the terms of each Stock Option Award Agreement, the stock options vest or become exercisable in three installments, the first on the date of Stock Option Award Agreement and on the following second and third anniversary dates. Furthermore, in the event of a “change of control” as defined in our 2008 Long-Term Incentive Plan, 50% of the then unvested stock options will vest and become exercisable by Mr. Zeidner.
     Employer Termination. Each agreement is for a three year term, subject to termination with or without cause. We have the right to terminate the employment agreement without cause (for any reason) on at least 30-day advance notice (“Without Cause Termination”). In the event of Without Cause Termination the executive officer will be entitled to one year of his base salary payable over 24 months and the continuance of all employee benefits for one year in the case of Mr. Zeidner, 200% of his base salary and insurance benefits for 18 months post termination in the case of Messrs. Christianson and Harroz, and grant of 300,000 shares of fully vested common stock under our 2008 Long-Term Incentive Plan reduced by any amounts of common stock already granted to him pursuant to his employment agreement provided that he must give us notice of one of these conditions within 90 days of its existence and allow us 30 days to remedy the condition before his employment agreement can be terminated and continuation of all employment benefits for one year in the case of Mr. Nelson, unless he asserts any provision of his employment agreement is invalid or unenforceable.
     We may terminate the executive officer’s employment agreement in the case of Messrs. Nelson and Zeidner in the event of the following (“For Cause Termination” with respect to these officers):
•	He engages in gross personal misconduct which materially injures us, or any fraud or deceit regarding our business or customers or suppliers;

•	He enters a plea of nolo contendere to or is convicted of a felony;

•	He willfully and repeatedly fails to perform his duties after receiving notice and being provided an opportunity to correct such actions; or

•	He breaches any material term or provision of his employment agreement (“For Cause Termination” for Mr. Christianson).
     Or in the case of Messrs. Christianson and Harroz, we may termination his employment agreement in the event of any of the following:
•	An act or acts of dishonesty taken and intended to result in a substantial personal enrichment at our expense;

•	He enters a plea of nolo contendere to or is convicted of a felony that relates to his employment; or

•	The willful failure to follow a direct lawful written order from the chairman of our Board of Directors, within the reasonable scope of his duties and such failure is not cured in 10 days.
     Prior to any For Cause Termination, with respect to Messrs. Nelson and Zeidner, a written determination specifying the reasons for termination must be delivered and received and the executive officer will thereafter have 30 days to request a meeting to be heard and contest the reasons for termination.
     Executive Officer Termination. Each of Messrs. Nelson and Zeidner has the right to terminate his employment agreement, either with or without cause. A without cause termination requires the providing of 30-days advance notice to us. In the event of a without cause termination, all future obligations under the employment agreement will terminate.

     The executive officer, with respect to Messrs. Nelson and Zeidner, has the right to terminate his employment agreement for cause in the event that we fail to pay the base compensation or provide employee benefits in accordance with his employment agreement and fail to cure such breach within 30 days after receiving notice from the executive officer (“Employer Breach”). In the event of termination as a result of Employer Breach, the executive officer will be entitled to receive as termination compensation equal to one year of his base compensation payable with respect to Mr. Zeidner, and within 30 days following his termination date an award of 300,000 shares of fully vested shares of common under our 2008 Long-Term Incentive Plan reduced by any amounts of common stock already granted to him pursuant to his employment agreement provided that he must give us notice of one of these conditions within 90 days of its existence and allow us 30 days to remedy the condition before his employment agreement can be terminated, with respect to Mr. Nelson, within 30 days following the termination date and continuance of all employee benefits for one year.
     Messrs. Christianson and Harroz has the right to terminate his employment for “good reason” defined as:
•	a material diminution in his authority, duties or responsibilities;

•	our reduction of his base salary or a reduction in the equity incentives described above;

•	the requirement that he be based at any office or location that is more than 60 miles from such officer’s principal office location, except for travel reasonably required in the performance of his responsibilities; or

•	any other action or inaction that constitutes our material breach of the Employment Agreement, including the failure of our successor to assume the Employment Agreement;
     In the event termination for “good reason” we agreed to pay Messrs. Christianson and Harroz 200% of his base salary and insurance benefits for 18 months.
     Disability; Death. With respect to Messrs. Nelson and Zeidner, in the event a physical or mental condition prevents the executive officer from fulfilling his duties and responsibilities for a period of three consecutive months, the employment of the executive officer may be terminated for cause. In this case, all compensation and benefits payable under his employment agreement will continue for six months, reduced by any disability plan benefits to which he is entitled, in addition, Mr. Nelson is entitled to receive 50,000 shares of restricted stock under our 2008 Long-Term Incentive Plan.
     With respect to Messrs. Nelson and Zeidner, upon the death of the executive officer, his employment agreement will terminate; however, the estate of such executive officer will be entitled to receive six months of the base salary of the deceased executive officer in case of Mr. Zeidner, or 50,000 shares of restricted stock in the case of Mr. Nelson, and employee benefits provided under the employment agreement.
     Confidentiality. The executive officer will be required to maintain the confidentiality of the information that constitutes trade secrets or is of a business or confidential nature, regardless of the source of the confidential information or how it was obtained. With respect to Messrs. Nelson and Zeidner, this confidentiality is to be maintained during employment and the two years following termination of the employment agreement.
     Non-competition and Non-solicitation Covenants. With respect to Messrs. Nelson and Zeidner, during the 24 months following employment termination, the executive officer agreed as follows:
•	Not to acquire, attempt to acquire, solicit, perform services (directly or indirectly) in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business similar to that of ApothecaryRx or SDC Holdings in any city of a state in the United States where Graymark, ApothecaryRx, or SDC Holdings owns any interest in a sleep center or that is within 40 miles of a pharmacy owned by ApothecaryRx or sleep center location owned by SDC Holdings; or

•	Not to solicit, induce, entice or attempt to entice (directly or indirectly) any employee, officer or director (except the executive officer’s personal secretary, if any), contractor, customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to terminate or breach any relationship with ApothecaryRx or SDC Holdings or us or any of our affiliates, or
•	Not to solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to cease doing business with SDC Holdings, ApothecaryRx or us or any of our affiliates.
     With respect to Messrs. Christianson and Harroz, during one year following his employment termination, Messrs. Christianson and Harroz agreed either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person, not to seek to persuade any one of our employees nor any person who was one of our employees during the one-year period, to discontinue his or her employment with us, or to become employed in any business activities likely to be competitive with ours.
     Arbitration. Any dispute or controversy arising out or relating to the executive officer’s employment or employment termination that cannot be resolved by agreement will be submitted to binding arbitration in accordance with the Rules for Commercial Cases of the American Arbitration Association and in accordance with the Federal Arbitration Act. The arbitrator’s judgment will be final and binding, subject solely to challenge on the grounds of fraud or gross misconduct. The arbitrator will be limited to awarding compensatory damages. The arbitration proceedings will be the sole and exclusive remedies and procedures for the resolution of disputes and controversies; however, a preliminary injunction or other provisional judicial relief may be sought if deemed reasonably necessary to avoid irreparable damage or to preserve the status quo pending arbitration.
Compensation of Directors
     We do not compensate directors for serving on our Board of Directors or attending meetings of our Board of Directors or any of its committees. However, it is anticipated that restricted stock grants and stock options will be granted to our directors on terms to be determined by our Board of Directors. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors. During 2009, each of our non-employee directors received 15,000 shares of restricted stock. All compensation received by our directors who are also executive officers is included in our Summary Compensation Table. See “Executive Compensation — Summary Compensation Table” for compensation received by directors who are also our employees.
Director Compensation Table — 2009

			All Other
	Stock awards ($)	Option Awards ($)	Compensation ($)	Total ($)

S. Edward Dakil, M.D.	$24,000	—	—	$24,000
Steven L. List	—	—	—	—
Scott R. Mueller	$24,000	—	—	$24,000
William R. Oliver	$24,000	—	—	$24,000

(1)	As of December 31, 2009, Messrs. Nelson, Harroz, Dakil and Mueller have outstanding stock options exercisable for 15,000 shares at a price of $3.75. The stock options for Messrs. Nelson and Harroz are exercisable through April 23, 2013. The stock options for Dr. Dakil are exercisable through July 23, 2010.

(2)	As of December 31, 2009, Mr. List has no outstanding stock awards.

Equity Compensation Plans
     For the benefit of our employees, directors and consultants, we have adopted three stock option plans, the 2008 Long-Term Incentive Plan (the “Incentive Plan”), the 2003 Stock Option Plan (the “Employee Plan”) and the 2003 Non-Employee Stock Option Plan (the “Non-Employee Plan”).
     The 2008 Long-Term Incentive Plan. For the benefit of our employees, directors and consultants, we adopted the 2008 Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan was established to create equity compensation incentives designed to motivate our directors and employees to put forth maximum effort toward our success and growth and enable our ability to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success. The Incentive Plan provides for the grant of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), restricted stock awards, performance units, performance bonuses and stock appreciation rights to our employees and the grant of nonqualified stock options, stock appreciation rights and restricted stock awards to non-employee directors, subject to the conditions of the Incentive Plan (“Incentive Awards”). The number of shares of common stock authorized and reserved for issuance under the Incentive Plan is 3,000,000.
     For purposes of administration of the Incentive Plan, it is deemed to consist of three separate incentive plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. The Incentive Plan is designed to provide flexibility to meet our needs in a changing and competitive environment while minimizing dilution to our shareholders. We do not intend to use all incentive elements of the Incentive Plan at all times for each participant but will selectively grant the incentive awards and rights to achieve long-term goals.
     The Incentive Plan became effective on October 29, 2008 and was approved and adopted by our Board of Directors on October 30, 2008 and by our shareholders on December 30, 2008. The Incentive Plan has a 10-year term, ending October 29, 2018, during which time incentive awards may be granted. The Incentive Plan will continue in effect until all matters relating to the payment of incentive awards and administration are settled.
     The 2003 Employee Plan. The 2003 Employee Plan terminated on December 31, 2009. Prior to this time, the plan provided for the issuance of non-qualified stock options, non-qualified stock options with stock appreciation rights attached, incentive stock options and incentive stock options with stock appreciation rights attached. The number of shares of common stock authorized and reserved for issuance under the plan is 60,000. We granted stock options exercisable for the purchase of 16,000 common stock shares at $3.75 per share, on or before September 30, 2011.
     Our Board of Directors administers and interprets this plan (unless delegated to a committee) and has authority to grant incentive awards to all eligible participants and determine the types of incentive awards granted, and the terms, restrictions and conditions of the incentive awards at the time of grant.
     The exercise price of options is determined by our Board of Directors, but can not be less than the fair market value of our common stock on the date of grant, where fair market value is equal to the last sale price, or if no sale has occurred, the mean between the closing high bid and low asked quotations on the principal securities exchange on which our shares are listed, on the date of grant. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.
No options granted under the 2003 Employee Plan are exercisable within six months of the date of grant, nor more than 10 years after the date of grant, provided that the Board of Directors has the discretion to fix the period during which options are exercisable. Options qualifying as incentive stock options are exercisable only by an optionee during the period when actively employed by the Company or a subsidiary. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability, in the case of retirement of the employee, are exercisable for three months following such retirement. In any event options may not be exercised beyond the expiration date of the options. Options are not transferable except by will or by the laws of descent and distribution.
     All outstanding options granted under the plan will become fully vested and exercisable, but limited to that number of shares of stock that can be acquired without causing the optionee to have an “excess parachute payment” as determined under Section 280G of the Code, immediately prior to our dissolution or liquidation, or any merger, consolidation or combination in which we are not the surviving corporation, provided that such change is not meant to merely change the identity, form or place of the Company.
     The 2003 Non-Employee Stock Option Plan. The Non-Employee Plan terminated on December 31, 2009. Prior to termination, this plan provided for the grant of stock options to our non-employee directors, consultants and other advisors. Our employees were not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, options do not qualify as incentive stock options for federal income tax purposes and accordingly will not qualify for the favorable tax consequences thereunder upon the grant and exercise of the options. The total number of shares of common stock authorized and reserved for issuance upon exercise of options granted under this plan was 60,000. We had granted stock options under this plan that are exercisable for the purchase of 16,000 common stock shares at $3.75 per share, on or before September 30, 2011.
     Our Board of Directors administers and interprets this plan and had the authority to grant options to all eligible participants and determine the basis upon which the options were to be granted and the terms, and restrictions and conditions of the options at the time of grant.
     Options granted under this plan are exercisable in the amounts, at the intervals and upon the terms as the option grant provides. The purchase price of the common stock under the option was determined by our Board of Directors, but can not be less than the fair market value of our common stock on the date of grant, where fair market value is equal to the last sale price, or if no sale has occurred, the mean between the closing high bid and low asked quotations on the principal securities exchange on which our shares are listed, on the date of grant. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.
     The options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a “family member.” Family member transfers include transfers to spouses, former spouses, children, step-children, grandparents, parents and siblings (including in-laws), nieces and nephew, including adoptive relationships, any person sharing the optionee’s householder, or a trust or foundation in which any of the foregoing persons (including the optionee) has more than a 50% beneficial interest, or any other entity in which any of these persons (including the optionee) owns more than 50% of the voting interests.
     All outstanding options granted under the plan will become fully vested and exercisable, but limited to that number of shares of stock that can be acquired without causing the optionee to have an “excess parachute payment” as determined under Section 280G of the Code, immediately prior to our dissolution or liquidation, or any merger, consolidation or combination in which we are not the surviving corporation, provided that such change is not meant to merely change the identity, form or place of the Company.
Director Liability and Indemnification
     As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation (the “Certificate”) eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director
•	for a breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or

•	for any transaction from which the director derived an improper personal benefit.
In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.
     Our Bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The Bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.
     Furthermore, we have entered into indemnity and contribution agreements with each of our directors and executive officers, including member of our Executive Officer Committee. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount that he is or becomes legally obligated to pay because the
•	indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or
•	indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.
     To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.
     We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after September 1, 2008. This insurance protection covers claims and any related defense costs of up to $10,000,000 based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer. In addition, the insurance protection covers non-indemnifiable losses on individual directors and officers up to $5,000,000.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
     The following table sets forth as of December 31, 2009, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our shareholders are our 2008 Long-Term Incentive Plan, 2003 Stock Option Plan and 2003 Non-Employee Stock Option Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

			Number of
			securities
	Number of		remaining
	Securities to be	Weighted-average	available for
	issued upon exercise	exercise price of	future issuance
	of outstanding	outstanding	under equity
	options, warrants	options, warrants	compensation
Plan category	and rights	and rights	plans
Equity compensation plans approved by security holders:
2008 Long-Term Incentive Plan	109,593	$2.42	2,760,407
2003 Employee Stock Option Plan	16,000	$3.75	—
2003 Non-Employee Stock Option Plan	16,000	$3.75	—

Equity compensation plans not approved by security holders:
Warrants issued to SXJE, LLC	300,000	$2.50	—
Warrants issued to ViewTrade Financial and its assigns	100,270	$2.05	—
Options issued to investor relations firm	130,000	$3.82	—
Options issued to employees	60,000	$3.82	—
Options issued to directors	60,000	$3.75	—
Options issued in acquisition of Texas Labs	35,000	$5.00	—

Total	826,863	$2.98	2,760,407

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS
     The following table presents certain information regarding the beneficial ownership of our common stock as of April 14, 2010, the Record Date, of (i) the only persons known by us to own beneficially more than 5% of our common stock, (ii) each of our current directors and executive officers and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the beneficially owned outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated in the applicable footnotes, subject to community property laws, where applicable. For purposes of the table, the number of shares and percent of ownership of outstanding common stock that the named person beneficially owns includes common stock shares that the named person has the right to acquire within 60 days following the Record Date (pursuant to exercise of stock options, warrants or conversion rights) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Common Stock Beneficial Ownership(1)
	Shares	Rights
	Owned of	to	Total	Ownership
Name (and Address) of Beneficial Owner	Record	Acquire	Shares	Percent(2)
Oliver Company Holdings, LLC(3)	7,028,992	—	7,028,992	24.3%
Lewis P. Zeidner(1)(7)	3,493,000	33,333	3,526,333	12.2%
Stanton Nelson(1)(7)	2,733,072	19,000	2,752,072	9.5%
Dalea Partners LP(4)	1,703,969	—	1,703,969	5.9%
William R. Oliver(3)	1,657,608	15,000	1,672,608	5.8%

	Common Stock Beneficial Ownership(1)
	Shares	Rights
	Owned of	to	Total	Ownership
Name (and Address) of Beneficial Owner	Record	Acquire	Shares	Percent(2)
P. Mark Moore(6)	1,609,212	—	1,609,212	5.6%
TLW Securities LLC(5)	1,564,842	—	1,564,842	5.4%
Joseph Harroz, Jr.(7)	241,392	15,000	256,392	*	%
Scott Mueller(7)	134,181	15,000	149,181	*	%
S. Edward Dakil, M.D.(7)	133,571	15,000	148,571	*	%
Grant A. Christianson(7)	128,483	—	128,483	*	%
Steven L. List (7)	40,000	—	40,000	*	%
Executive Officers and Directors as a group (7 individuals)	6,903,699	97,333	7,001,032	23.8%

*	Represents less than one percent (1%) of the outstanding shares of common stock.

(1)	The business address of such person is 101 North Robinson, Suite 900, Oklahoma, OK 73072.

(2)	Percentages are rounded to the nearest one-tenth of one percent, based upon 28,957,514 shares of common stock outstanding.

(3)	Oliver Company Holdings, LLC is controlled by Roy T. Oliver and each is deemed the beneficial owner of the common stock shares. Furthermore, William R. Oliver is the adult son of Roy T. Oliver. The business address of each of Oliver Company Holdings, LLC, Roy T. Oliver and William R. Oliver is 101 N. Robinson, Ste. 900, Oklahoma City, Oklahoma 73102.

(4)	Dalea Partners, LP is controlled by Malone Mitchell and each is deemed the beneficial owner of the shares of common stock. The business address of Dalea Partners LP and Malone Mitchell is 4801 Gaillardia Parkway, Suite 350, Oklahoma City, Oklahoma 73142.

(5)	TLW Securities LLC is controlled by Tom Ward and each is deemed the beneficial owner of the shares of common stock. The business address of TLW Securities LLC and Tom Ward is PO Box 54525, Oklahoma City, Oklahoma 73154.

(6)	Based solely on a Schedule 13D filed September 9, 2008: MTV Investments, LP is the record and beneficial owner of 484,500 shares. P. Mark Moore is the President of MTV Associates, Inc., the General Partner of MTV Investments, LP. P. Mark Moore is also a trustee of the R.W.M. Dynasty Trust I., which entity is the sole member of Black Oak Holdings, LLC, which entity is the sole member of Black Oak Capital, LLC, which entity is the sole member of Black Oak II, LLC and Black Oak Investments, LLC. Black Oak II, LLC is the record and beneficial owner of 1,104,112 shares and Black Oak Investments, LLC is the record and beneficial owner of 20,600 shares of the Issuer’s Common Stock. The business address of each of Black Oak Investments II, LLC, MTV Investments, LTD and P. Mark Moore is 101 N. Robinson, Ste. 800, Oklahoma City, Oklahoma 73102.

(7)	The named person is an executive officer or a director or both.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our policies with respect to related party transaction are included in more general conflict of interest policies and practices set forth in our Code of Conduct.
     Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business with, or is in competition with, us unless prior specific written approval has been granted by our Board of Directors.

     As a guide, “a significant financial interest” refers to an ownership interest of more than 1% of the outstanding securities or capital value of the business enterprise or that represents more than 5% of the total assets of the director, officer, employee or family member.
     Our Nominating and Corporate Governance Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the committee, our Board of Directors may take action, or in the case of a conflict among all or nearly all of the members of our Board of Directors, the matter may be brought to our shareholders.
     Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during 2009 and 2008. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.
     Office Space Lease. In October 2008, we entered into a month-month lease with Oklahoma Tower Realty Investors, LLC which is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, for occupancy of our and SDC Holdings, LLC’s offices in Oklahoma City. Under this lease arrangement, we are required to pay rent of approximately $10,300 per month. Stanton Nelson, our chief executive officer, owns a non-controlling interest in Oklahoma Tower Realty Investors, LLC.
     Construction of Leasehold Improvements. During 2009, we paid Specialty Construction Services, LLC approximately $255,000, primarily for construction of leasehold improvements at our Norman, Oklahoma facility. During 2008, we paid Specialty Construction Services, LLC approximately $126,000 to construct the leasehold improvements at our and SDC Holding’s offices in Oklahoma City. Non-controlling interests in Specialty Construction Services, LLC are held by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, and Stanton Nelson, our Chief Executive Officer.
     Cash Deposit Accounts and Borrowings. As of December 31, 2009, we have approximately $0.7 million on deposit at Valliance Bank. Valliance Bank is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates. In addition, our SMS operating segment is obligated to Valliance Bank under certain sleep center capital notes totaling approximately $193,000 and $189,000, respectively, at December 31, 2009 and 2008. The interest rates on the notes are fixed and range from 4.25% to 8.75%. Non-controlling interests in Valliance Bank are held by Stanton Nelson, our Chief Executive Officer and Joseph Harroz, Jr., our President. Mr. Nelson and Mr. Harroz serve as directors of Valliance Bank.
     Time Sharing Agreements. On November 1, 2008, we entered into two time sharing agreements with R.T. Oliver Investments pursuant to which we licensed, on a time-sharing basis, two aircraft owned by R.T. Oliver Investments, for the period from November 1, 2008 to December 31, 2010, unless either agreement is earlier terminated. We are required to pay R.T. Oliver Investments the actual expenses for each flight conducted under the agreements as authorized by Federal Aviation Regulations Part 91.501(d), in addition to any excise or similar taxes assess by any governmental agency in connection with any of our flights. For the years ended December 31, 2009 and 2008, we paid R.T. Oliver Investments, approximately $24,000 and $25,000, respectively, for flights conducted under these agreements. R.T. Oliver Investments is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates.
     We believe that the transactions described above were on terms no less favorable to us than could have been obtained with unrelated third parties. All material future transactions between us and our officers, directors and 5% or greater shareholders will be on terms no less favorable than could be obtained from unrelated third parties and must be approved by a majority of our disinterested-independent members of our Board of Directors.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     Our Board of Directors has appointed Eide Bailly LLP as our independent registered public accounting firm for the year ending December 31, 2010. Eide Bailly LLP has been our independent registered public accounting firm since August 1, 2008. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of Eide Bailly LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of Eide Bailly, our Board will reconsider the appointment.
     A representative of Eide Bailly LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.
Audit Fees
     On August 1, 2008, the firm of Murrell, Hall, McIntosh & Co. PLLP resigned as our independent registered public accountants as a result of their operations having been acquired by Eide Bailly LLP. Effective December 8, 2008 our Audit Committee approved the engagement of Eide Bailly LLP as our independent registered public accounting firm. Eide Bailly LLP acquired the assets of Murrell, Hall, McIntosh & Co., PLLP and Eide Bailly LLP succeeded Murrell, Hall, McIntosh & Co., PLLP as our registered independent public accounting firm. There were no disagreements with Murrell, Hall, McIntosh & Co., PLLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Murrell, Hall, McIntosh & Co., PLLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also, there was no occurrence of a reportable event under Item 304 of Regulation S-K respecting the years ended December 31, 2009 and 2008.
     Audit Fees. Total audit fees for 2009 and 2008 were approximately $164,000 and $251,000, respectively. The aggregate audit fees included fees billed for the audit of our annual financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q and other public filings.
     Audit-Related Fees. In conjunction with acquisitions during 2009, we incurred approximately $168,000 in fees associated with the audits of the financial statements of somniTech, Inc., somniCare, Inc. and Avastra Eastern Sleep Centers, Inc. In conjunction with the registration statement that was filed in 2009, we incurred approximately $8,000 in fees associated with the review of the registration statement. There were no aggregate fees billed for audit-related services for 2008.
     Tax Fees. There were no aggregate fees billed for tax services for 2009 and 2008.
     All Other Fees. We were not billed for any other accounting services.
     In reliance on the review and discussions referred to above, our Audit Committee and Board of Directors approved the audited financial statements for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.
     Audit Committee Pre-Approval Procedures. Rules and regulations of the Securities and Exchange Commission implemented in accordance with the requirements of Sarbanes-Oxley Act of 2002 require audit committees of companies reporting under and pursuant to the Securities Exchange Act of 1934 to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. During a year circumstances may arise that require engagement of the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we obtain the specific pre-approval of our Audit Committee before engaging our independent public accountants. The procedures require our Audit Committee to be informed of each service, and the procedures do not include any delegation of our Audit Committee’s responsibilities to management. Our Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom this authority is delegated will report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

     For 2009, all of the audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.
Recommendation of Our Board of Directors
     Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Eide Bailly LLP as our independent registered accounting firm for the year ending December 31, 2010. We will vote your proxy accordingly unless you specify a contrary choice.
OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING
     Our Board of Directors knows of no business that will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
     We must receive any proposal by a shareholder of Graymark intended to be presented at the 2011 Annual Meeting of Shareholder at its principal executive office not later than December 17, 2010 in accordance with Rule 14a-8 issued under the Exchange Act for inclusion in Graymark’s proxy statement and form of proxy relating to that meeting.
     If a stockholder who wishes to present a proposal at the 2011 Annual Meeting of Shareholders (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by March 2, 2011 and such proposal is brought before the 2011 Annual Meeting of Shareholders , then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2011 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.
     Any proposal intended to be presented at the 2011 Annual Meeting of Shareholders must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Graymark, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.
EXPENSES AND SOLICITATION
     We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Our directors or employees may solicit Proxies by mail, telephone, and personal interview or by other means without additional compensation, other than reimbursement for their related out-of-pocket expenses. We may, if appropriate, retain any independent proxy solicitation firm to assist us in soliciting proxies. If we do retain a proxy solicitation firm, we would pay such firm’s customary fees and expenses which such fees would be expected to be approximately $7,500, plus expenses.
HOUSEHOLDING INFORMATION
     Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below.

Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov . We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.
     Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Graymark Healthcare, Inc. at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5400. To obtain timely delivery, any information must be requested no later than five business days before the Annual Meeting.
     Your cooperation in giving these matters your immediate attention and in returning your proxy promptly will be appreciated.
BY ORDER OF THE BOARD OF DIRECTORS

Mark R. Kidd
Secretary
April 16, 2010
     A copy of our Annual Report, which includes our Form 10-K (without exhibits) for the fiscal year ended December 31, 2009, accompanies this Proxy Statement.

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/GRMH • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Stanton Nelson	☐	☐	02 - Joseph Harroz, Jr.	☐	☐	03 - S. Edward Dakil, M.D.	☐	☐

	04 - Scott R. Mueller	☐	☐	05 - Steven L. List	☐	☐

* To elect each for a term ending in 2011 and until each of their respective successors shall have been duly elected and qualified.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Eide Bailly LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. A vote “FOR” will represent a vote for such ratification and appointment.	☐	☐	☐	3.	To approve other business that properly comes before the Annual Meeting or any adjournment or postponement. A vote “FOR” will represent a vote for approval of the business presented.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GRAYMARK HEALTHCARE, INC.

1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRAYMARK HEALTHCARE, INC.
The undersigned hereby acknowledges receipt of the official Notice of Annual Meeting, dated April 16, 2010, and hereby appoints each of Stanton Nelson, Joseph Harroz and Mark R. Kidd as Proxy, with the power to appoint his substitute, and hereby appoints and authorizes him to represent and vote as designated herein, all the shares of Common Stock, $0.0001 par value, of Graymark Healthcare, Inc. (the “Company”) held of record by the undersigned on April 14, 2010 at the annual meeting of shareholders to be held at 4:00 p.m. on May 19, 2010, or any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH THREE.
PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
(CONTINUED ON REVERSE SIDE)